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                               CODE OF ETHICS
                          BOSTON SAFE ADVISORS, INC.
                                 JULY 2000

PERSONAL SECURITIES TRADING PRACTICES
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SECTION TWO--APPLICABLE TO INVESTMENT EMPLOYEES

QUICK REFERENCE-INVESTMENT EMPLOYEES

SOME THINGS YOU MUST DO
STATEMENT OF ACCOUNTS AND HOLDINGS -- Provide to your Preclearance Compliance Officer a statement of all securities accounts and holdings within 10 days of becoming an Investment Employee, and again annually on request.

DUPLICATE STATEMENTS & CONFIRMATIONS -- Instruct your broker, trust account manager or other entity through which you have a securities trading account to send directly to Compliance:
     -    Trade confirmations summarizing each transaction
     -    Periodic statements

Exhibit A can be used to notify your broker. Contact your designated Preclearance Compliance Officer for the correct address. This applies to all accounts in which you have a beneficial interest.

PRECLEARANCE - Before initiating a securities transaction, written preclearance must be obtained from the designated Preclearance Compliance Officer. This can be accomplished by completing a Preclearance Request Form and:

     - delivering or faxing the request to the designated Preclearance Compliance Officer, or
     - contacting the designated Preclearance Compliance Officer for other available notification options.

Preclearance Request Forms can be obtained from the designated Preclearance Compliance Officer. If preclearance approval is received the trade should be communicated to the broker on the same day, and executed before the end of the next business day, at which time the preclearance approval will expire.

SPECIAL APPROVALS
     - Acquisition of securities in a Private Placement must be precleared by the employee's Department/Entity head, the Manager of Corporate Compliance and the designated Preclearance Compliance Officer.

     - Acquisition of securities through an allocation by the underwriter of an Initial Public Offering (IPO) is prohibited without the approval of the Manager of Corporate Compliance. Approval can be given only when the allocation is the result of a direct family relationship.

SOME THINGS YOU MUST NOT DO
MELLON SECURITIES -- The following transactions in Mellon securities are prohibited for all Mellon Employees:
     -    Short sales;
     -    Purchasing and selling or selling and purchasing within 60 days;
     -    Purchasing or selling during a blackout period
     -    Margin purchases or options other than employee options.

NON-MELLON SECURITIES -
     - Purchasing and selling or selling and purchasing within 60 days is discouraged, and any profits must be disgorged.
     - New investments in financial services organizations are prohibited for certain employees only (see page 30).

OTHER RESTRICTIONS are detailed throughout Section Two.
READ THE POLICY!

EXEMPTIONS
Preclearance is NOT required for:

     - Purchases or sales of high quality short-term debt instruments, non-financial commodities (such as agricultural futures, metals, oil, gas, etc.), currency futures, financial futures, index futures, index securities, open-end mutual funds, non-affiliated closed-end investment companies, commercial paper; CDs; bankers' acceptances; repurchase agreements; and direct obligations of the government of the United States.)

     - Transactions in any account over which the employee has no direct or indirect control over the investment decision making process.

     - Transactions that are non-volitional on the part of an employee (such as stock dividends).

     -    Changes in elections under Mellon's 401(k) Retirement Savings Plan.

     -    An exercise of an employee stock option administered by Human
          Resources.

     - Automatic reinvestment of dividends under a DRIP or Automatic Investment Plan. (Optional cash purchases under a DRIP or Direct Purchase Plan do require preclearance.)

     - Sales of securities pursuant to tender offers and sales or exercises of "Rights"(see page 23).


QUESTIONS?
Contact your designated Preclearance Compliance Officer. If you don't know who that is, call 412-234-1661

THIS PAGE IS FOR REFERENCE PURPOSES ONLY. EMPLOYEES ARE REMINDED THEY MUST READ THE POLICY AND COMPLY WITH ITS PROVISIONS.

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STANDARDS OF CONDUCT FOR INVESTMENT EMPLOYEES

                    Because of their particular responsibilities, Investment Employees are subject to preclearance and personal securities reporting requirements, as discussed below.

                    Every Investment Employee must follow these procedures or risk serious sanctions, including dismissal. If you have any questions about these procedures you should consult the Manager of Corporate Compliance. Interpretive issues that arise under these procedures shall be decided by, and are subject to the discretion of, the Manager of Corporate Compliance.

CONFLICT OF         No employee may engage in or recommend any securities
INTEREST            transaction that places, or appears to place, his or her own interests above those of any customer to whom financial services are rendered, including mutual funds and managed accounts, or above the interests of Mellon.






MATERIAL            No employee may divulge the current portfolio positions, or
NONPUBLIC           current or anticipated portfolio transactions, programs or
INFORMATION         studies, of Mellon or any Mellon customer to anyone unless it is properly within his or her job responsibilities to do so.

                    No employee may engage in or recommend a securities transaction, for his or her own benefit or for the benefit of others, including Mellon or its customers, while in possession of material nonpublic information regarding such securities. No employee may communicate material nonpublic information to others unless it is properly within his or her job responsibilities to do so.

BROKERS TRADING ACCOUNTS -- All Investment Employees are encouraged to conduct their personal investing through a Mellon affiliate brokerage account. This will assist in the monitoring of account activity on an ongoing basis in order to ensure compliance with the Policy.


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PERSONAL            STATEMENTS & CONFIRMATIONS -- All Investment Employees are
SECURITIES          required to instruct their broker, trust account manager or
TRANSACTIONS        other entity through which they have a securities trading
REPORTS             account to submit directly to the Manager of Corporate
                    Compliance or designated Preclearance Compliance Officer copies of all trade confirmations and statements relating to each account of which they are a beneficial owner regardless of what, if any, securities are maintained in such accounts.
                    Thus, for example, even if the brokerage account contains only mutual funds or other exempt securities as that term is defined by the Policy and the account has the capability to have reportable securities traded in it, the Investment
                    Employee maintaining such an account must arrange for duplicate account statements and trade confirmations to be sent by the broker to the Manager of Corporate Compliance or designated Preclearance Compliance Officer. Exhibit A is an example of an instruction letter to a broker.

                    OTHER SECURITIES TRANSACTIONS which were not completed through a brokerage account, such as gifts, inheritances, spin-offs from securities held outside brokerage accounts, or other transfers must be reported to the designated Preclearance Compliance Officer within 10 days.


PRECLEARANCE        All Investment Employees must notify the designated
FOR PERSONAL        Preclearance Compliance Officer in writing and receive
SECURITIES          preclearance before they engage in any purchase or sale of
TRANSACTIONS        a security for their own accounts.  Investment Employees
                    should refer to the provisions under "Beneficial Ownership" on page 31, which are applicable to these provisions.

                    All requests for preclearance for a securities transaction shall be submitted by completing a Preclearance Request Form which can be obtained from the designated Preclearance Compliance Officer.

                    The designated Preclearance Compliance Officer will notify the Investment Employee whether the request is approved or denied, without disclosing the reason for such approval or denial.

                    Notifications may be given in writing or verbally by the designated Preclearance Compliance Officer to the Investment Employee. A record of such notification will be maintained by the designated Preclearance Compliance Officer. However, it shall be the responsibility of the Investment Employee to obtain a written record of the designated Preclearance Compliance Officer's notification within 48 hours of such notification. The Investment Employee should retain a copy of this written record.

                    As there could be many reasons for preclearance being granted or denied, Investment Employees should not infer from the preclearance response anything regarding the security for which preclearance was requested.

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PRECLEARANCE        Although making a preclearance request does not obligate an
FOR PERSONAL        Investment Employee to do the transaction, it should be
SECURITIES          noted that:
TRANSACTIONS
(CONT.)             -    Preclearance requests should not be made for a
                         transaction that the Investment Employee does not intend to make.

                    - The order for a transaction must be placed with the broker on the same day that preclearance authorization is received. The broker must execute the trade close of business on the next business day, at which time the preclearance authorization will expire.

                    - Investment Employees should not discuss with anyone else, inside or outside Mellon, the response they received to a preclearance request. If the Investment Employee is preclearing as beneficial owner of another's account, the response may be disclosed to the other owner.

                    - Good Until Canceled/Stop Loss Orders ("Limit Orders") must be precleared, and security transactions receiving preclearance authorization must be executed before the preclearance expires. At the end of the preclearance authorization period, any unexecuted Limit Order must be canceled or a new preclearance authorization must be obtained.

BLACKOUT POLICY     Except as described below, Investment Employees will not
                    generally be given clearance to execute a transaction in any security that is on the restricted list maintained by their Preclearance Compliance Officer, or for which there is a pending buy or sell order for an affiliated account. This provision does not apply to transactions effected or contemplated by index funds.

                    Exceptions -- Regardless of any restrictions above, Investment Employees will generally be given clearance to execute the following transactions:

                    - Purchase or sale of up to $50,000 of securities of the top 200 issuers on the Russell list of largest publicly traded companies.

                    - Purchase or sale of up to the greater of 100 shares or $10,000 of securities ranked 201 to 500 on the Russell list of largest publicly traded companies.

                    The Investment Employee is limited to two such trades in the securities of any one issuer in any calendar month.


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EXEMPTIONS          Preclearance is not required for the following transactions:
FROM
REQUIREMENT TO      -    Purchases or sales of Exempt Securities (direct
PRECLEAR                 obligations of the government of the United States;
                         high quality short-term debt instruments; bankers' acceptances; CDs; commercial paper; repurchase agreements; and securities issued by open-end investment companies);

                    - Purchases or sales of non-affiliated closed-end investment companies; non-financial commodities (such as agricultural futures, metals, oil, gas, etc.), currency futures, financial futures, index futures and index securities;

                    - Purchases or sales effected in any account over which an employee has no direct or indirect control over the investment decision making process (e.g., discretionary trading accounts). Discretionary trading accounts may only be maintained, without being subject to preclearance procedures, when the Manager of Corporate Compliance, after a thorough review, is satisfied that the account is truly discretionary;

                    - Transactions that are non-volitional on the part of an employee (such as stock dividends);

                    - The sale of Mellon stock received upon the exercise of an employee stock option if the sale is part of a "netting of shares" or "cashless exercise" administered by the Human Resources Department (for which the Human Resources Department will forward information to the Manager of Corporate Compliance);

                    -    Changes to elections in the Mellon 401(k) plan;

                    - Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer;

                    - Sales of rights acquired from an issuer, as described above; and/or

                    -    Sales effected pursuant to a bona fide tender offer.

GIFTING OF          Investment Employees desiring to make a bona fide gift of
SECURITIES          securities or who receive a bona fide gift of securities do not need to preclear the transaction. However, Investment
                    Employees must report such bona fide gifts to the designated
                    Preclearance Compliance Officer. The report must be made within 10 days of making or receiving the gift and must disclose the following information: the name of the person receiving (giving) the gift, the date of the transaction, and the name of the broker through which the transaction was effected. A bona fide gift is one where the donor does not receive anything of monetary value in return. An Investment
                    Employee who purchases a security with the intention of making a gift must preclear the purchase transaction.

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DRIPS, DPPS         Certain companies with publicly traded securities establish:
AND AIPS
                    - Dividend Reinvestment Plans (DRIPs) -- These permit shareholders to have their dividend payments channeled to the purchase of additional shares of such company's stock. An additional benefit offered to DRIP participants is the right to buy additional shares by sending in a check before the dividend reinvestment date ("optional cash purchases").

                    - Direct Purchase Plans (DPPs) -- These allow purchasers to buy stock by sending a check directly to the issuer, without using a broker.

                    - Automatic Investment Plans (AIPs) -- These allow purchasers to set up a plan whereby a fixed amount of money is automatically deducted from their checking account each month and used to purchase stock directly from the issuer.

                    Participation in a DRIP, DPP or AIP is voluntary.

                    Investment Employees who enroll in a DRIP or AIP are not required to preclear enrollment, the periodic reinvestment of dividend payments into additional shares of company stock through a DRIP, or the periodic investments through an AIP.

                    Investment Employees must preclear all optional cash purchases through a DRIP and all purchases through a DPP. Investment Employees must also preclear all sales through a DRIP, DPP or AIP.


STATEMENT OF        Within ten days of receiving this Policy and on an annual
SECURITIES          basis thereafter, all Investment Employees must submit to
ACCOUNTS AND        the designated Preclearance Compliance Officer:
HOLDINGS
                    -    a listing of all securities trading accounts in which
                         the employee has a beneficial interest.

                    - a statement of all securities in which they presently have any direct or indirect beneficial ownership other than Exempt Securities, as defined in the Glossary.

                    The annual report must be completed upon the request of Corporate Compliance, and the information submitted must be current within 30 days of the date the report is submitted. The annual statement of securities holdings contains an acknowledgment that the Investment Employee has read and complied with this Policy.

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RESTRICTED LIST     Each Preclearance Compliance Officer will maintain a list
                    (the "Restricted List") of companies whose securities are deemed appropriate for implementation of trading restrictions for Investment Employees in their area. From time to time, such trading restrictions may be appropriate to protect Mellon and its Investment Employees from potential violations, or the appearance of violations, of securities laws. The inclusion of a company on the Restricted List provides no indication of the advisability of an investment in the company's securities or the existence of material nonpublic information on the company. Nevertheless, the contents of the Restricted List will be treated as confidential information in order to avoid unwarranted inferences.

                    The Preclearance Compliance Officer will retain copies of the restricted lists for five years.

CONFIDENTIAL        The Manager of Corporate Compliance and/or Preclearance
TREATMENT           Compliance Officer will use his or her best efforts to
                    assure that all requests for preclearance, all personal securities transaction reports and all reports of securities holdings are treated as "Personal and Confidential."
                    However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside Mellon as are necessary to evaluate compliance with or sanctions under this Policy. Documents received from Investment Employees are also available for inspection by the boards of directors of 40-Act entities and by the boards of directors (or trustees or managing general partners, as applicable) of the investment companies managed or administered by 40-Act entities.

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RESTRICTIONS        Investment Employees who engage in transactions involving
ON                  Mellon securities should be aware of their unique
TRANSACTIONS        responsibilities with respect to such transactions arising
IN MELLON           from the employment relationship and should be sensitive to
SECURITIES          even the appearance of impropriety.

                    The following restrictions apply to all transactions in Mellon's publicly traded securities occurring in the employee's own account and in all other accounts over which the employee could be presumed to exercise influence or control (see provisions under "Beneficial Ownership" on page 31 for a more complete discussion of the accounts to which these restrictions apply). These restrictions are to be followed in addition to any restrictions that apply to particular officers or directors (such as restrictions under Section 16 of the Securities Exchange Act of 1934).

                    - SHORT SALES -- Short sales of Mellon securities by employees are prohibited.

                    - SHORT TERM TRADING -- Investment Employees are prohibited from purchasing and selling, or from selling and purchasing Mellon securities within any 60 calendar day period. In addition to any other sanction, any profits realized on such short term trades must be disgorged in accordance with procedures established by senior management.

                    - MARGIN TRANSACTIONS -- Purchases on margin of Mellon's publicly traded securities by employees is prohibited. Margining Mellon securities in connection with a cashless exercise of an employee stock option through the Human Resources Department is exempt from this restriction. Further, Mellon securities may be used to collateralize loans or the acquisition of securities other than those issued by Mellon.

                    - OPTION TRANSACTIONS -- Option transactions involving Mellon's publicly traded securities are prohibited. Transactions under Mellon's Long-Term Incentive Plan or other employee option plans are exempt from this restriction.

                    - MAJOR MELLON EVENTS -- Employees who have knowledge of major Mellon events that have not yet been announced are prohibited from buying or selling Mellon's publicly traded securities before such public announcements, even if the employee believes the event does not constitute material nonpublic information.

                    - MELLON BLACKOUT PERIOD -- Employees are prohibited from buying or selling Mellon's publicly traded securities during a blackout period. The blackout period begins the 16th day of the last month of each calendar quarter and ends 3 business days after Mellon Financial Corporation publicly announces the financial results for that quarter. Thus, the blackout periods begin on March 16, June 16, September 16 and December 16. The end of the blackout period is determined by counting business days only, and the day of the earnings announcement is day 1. The blackout period ends at the end of day 3, and employees can trade Mellon securities on day 4.

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MELLON 401(k)       For purposes of the blackout period and the short term
PLAN trading rule, employees' changing their existing account balance allocation to increase or decrease the amount allocated to Mellon Common Stock will be treated as a purchase or sale of Mellon Stock, respectively. This means:

                    - Employees are prohibited from increasing or decreasing their existing account balance allocation to Mellon Common Stock during the blackout period.

                    - Employees are prohibited from increasing their existing account balance allocation to Mellon Common Stock and then decreasing it within 60 days. Similarly, employees are prohibited from decreasing their existing account balance allocation to Mellon Common Stock and then increasing it within 60 days. However:

                         - with respect to Investment Employees, any profits realized on short term changes in the 401(k) will not have to be disgorged.

                         - changes to existing account balance allocations in the 401(k) plan will not be compared to transactions in Mellon securities outside the 401(k) for purposes of the 60-day rule. (Note: this does not apply to members of the Executive Management Group, who should consult with the Legal Department.)

                    Except for the above there are no other restrictions applicable to the 401(k) plan. This means, for example:

                    - Employees are not required to preclear any elections or changes made in their 401(k) account.

                    - There is no restriction on employees' changing their salary deferral contribution percentages with regard to either the blackout period or the 60-day rule.

                    - The regular salary deferral contribution to Mellon Common Stock in the 401(k) that takes place with each pay will not be considered a purchase for the purposes of either the blackout or the 60-day rule.

MELLON              RECEIPT -- Your receipt of an employee stock option from
EMPLOYEE STOCK      Mellon is not deemed to be a purchase of a security.
OPTIONS             Therefore, it is exempt from preclearance and reporting
                    requirements, can take place during the blackout period and does not constitute a purchase for purposes of the 60-day prohibition.

                    EXERCISES -- The exercise of an employee stock option that results in your holding the shares is exempt from preclearance and reporting requirements, can take place during the blackout period and does not constitute a purchase for purposes of the 60-day prohibition.

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MELLON              "CASHLESS" EXERCISES -- The exercise of an employee stock
EMPLOYEE STOCK      option which is part of a "cashless exercise" or "netting
OPTIONS             of shares" that is administered by the Human Resources
(CONT)              Department or Chase Mellon Shareholder Services is exempt
                    from the preclearance and reporting requirements and will not constitute a purchase or a sale for purposes of the 60-day prohibition. A "cashless exercise" or "netting of shares" transaction is permitted during the blackout period for ShareSuccess plan options only. They are not permitted during the blackout period for any other plan options.

                    SALES -- The sale of the Mellon securities that were received in the exercise of an employee stock option is treated like any other sale under the Policy (regardless of how little time has elapsed between the option exercise and the sale). Thus, such sales are subject to the preclearance and reporting requirements, are prohibited during the blackout period and constitute sales for purposes of the 60-day prohibition.

RESTRICTIONS  ON TRANSACTIONS IN OTHER SECURITIES

                    Purchases or sales by an employee of the securities of issuers with which Mellon does business, or other third party issuers, could result in liability on the part of such employee. Employees should be sensitive to even the appearance of impropriety in connection with their personal securities transactions. Employees should refer to "Beneficial Ownership" below, which is applicable to the following restrictions.

                    The Mellon Code of Conduct contains certain restrictions on investments in parties that do business with Mellon. Employees should refer to the Code of Conduct and comply with such restrictions in addition to the restrictions and reporting requirements set forth below.

                    The following restrictions apply to all securities transactions by employees:

                    - CUSTOMER TRANSACTIONS -- Trading for customers and Mellon accounts should always take precedence over employees' transactions for their own or related accounts.

                    - EXCESSIVE TRADING, NAKED OPTIONS -- Mellon discourages all employees from engaging in short-term or speculative trading, in trading naked options, in trading that could be deemed excessive or in trading that could interfere with an employee's job responsibilities.

                    - FRONT RUNNING -- Employees may not engage in "front running," that is, the purchase or sale of securities for their own accounts on the basis of their knowledge of Mellon's trading positions or plans.

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                    -    INITIAL PUBLIC OFFERINGS -- Investment Employees are
                         prohibited from acquiring securities through an allocation by the underwriter of an Initial Public Offering (IPO) without the approval of the Manager of Corporate Compliance. Approval can be given only when the allocation comes through an employee of the issuer who is a direct family relation of the Investment Employee. Due to NASD rules, this approval may not be available to employees of registered broker/dealers.

                    - MATERIAL NONPUBLIC INFORMATION -- Employees possessing material nonpublic information regarding any issuer of securities must refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material.

                    - PRIVATE PLACEMENTS -- Investment Employees are prohibited from acquiring any security in a private placement unless they obtain the prior written approval of the Manager of Corporate Compliance, the designated Preclearance Compliance Officer and the Investment Employee's department head. Approval must be given by all three persons for the acquisition to be considered approved. After receipt of the necessary approvals and the acquisition, Investment Employees are required to disclose that investment if they participate in any subsequent consideration of credit for the issuer, or of an investment in the issuer for an advised account. Final decision to acquire such securities for an advised account will be subject to independent review.

                    - SCALPING -- Employees may not engage in "scalping," that is, the purchase or sale of securities for their own or Mellon's accounts on the basis of knowledge of customers' trading positions or plans.

                    - SHORT TERM TRADING -- All Employees are discouraged from purchasing and selling, or from selling and purchasing, the same (or equivalent) securities within any 60 calendar day period. With respect to Investment Employees, any profits realized on such short term trades must be disgorged in accordance with procedures established by senior management. Exception: securities may be sold pursuant to a bona fide tender offer without disgorgement under the 60-day rule.


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PROHIBITION ON      You are prohibited from acquiring any security issued by a
INVESTMENTS IN      financial services organization if you are:
SECURITIES OF
FINANCIAL           -    a member of the Mellon Senior Management Committee.
SERVICES
ORGANIZATION        -    employed in any of the following departments:

                         -    Corporate Strategy & Development
                         -    Legal (Pittsburgh only)
                         -    Finance (Pittsburgh only)

                    - an employee specifically designated by the Manager of Corporate Compliance and informed that this prohibition is applicable to you.

                    FINANCIAL SERVICES ORGANIZATIONS -- The term "security issued by a financial services organization" includes any security issued by:

                    -    Commercial Banks other than Mellon
                    -    Bank Holding Companies other than Mellon
                    -    Insurance Companies
                    -    Investment Advisory Companies
                    -    Shareholder Servicing Companies
                    -    Thrifts
                    -    Savings and Loan Associations
                    -    Broker/Dealers
                    -    Transfer Agents
                    -    Other Depository Institutions

                    The term "securities issued by a financial services organization" DOES NOT INCLUDE securities issued by mutual funds, variable annuities or insurance policies. Further, for purposes of determining whether a company is a financial services organization, subsidiaries and parent companies are treated as separate issuers.

                    EFFECTIVE DATE -- Securities of financial services organizations properly acquired before the employee's becoming subject to this prohibition may be maintained or disposed of at the owner's discretion consistent with this policy.

                    Additional securities of a financial services organization acquired through the reinvestment of the dividends paid by such financial services organization through a dividend reinvestment program (DRIP), or through an automatic investment plan (AIP) are not subject to this prohibition, provided the employee's election to participate in the DRIP or AIP predates the date of the employee's becoming subject to this prohibition. Optional cash purchases through a DRIP or direct purchase plan (DPP) are subject to this prohibition.

                    Securities acquired in any account over which an employee has no direct or indirect control over the investment decision making process (e.g. discretionary trading accounts) are not subject to this prohibition.

                    Within 30 days of becoming subject to this prohibition, all holdings of securities of financial services organizations must be disclosed in writing to the Manager of Corporate Compliance.

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BENEFICIAL          The provisions of the Policy apply to transactions in the
OWNERSHIP           employee's own name and to all other accounts over which
                    the employee could be presumed to exercise influence or control, including:

                    - accounts of a spouse, minor children or relatives to whom substantial support is contributed;

                    - accounts of any other member of the employee's household (e.g., a relative living in the same home);

                    - trust or other accounts for which the employee acts as trustee or otherwise exercises any type of guidance or influence;

                    - corporate accounts controlled, directly or indirectly, by the employee;

                    - arrangements similar to trust accounts that are established for bona fide financial purposes and benefit the employee; and

                    - any other account for which the employee is the beneficial owner (see Glossary for a more complete legal definition of "beneficial owner").

NON-MELLON          The provisions discussed above do not apply to transactions
EMPLOYEE            done under a bona fide employee benefit plan administered
BENEFIT PLANS       by an organization not affiliated with Mellon and by an
                    employee of that organization who shares beneficial interest with a Mellon employee, and in the securities of the employing organization. This means if a Mellon employee's spouse is employed at a non-Mellon company, the Mellon employee is not required to obtain approval for transactions in the employer's securities done by the spouse as part of the spouse's employee benefit plan.

                    The Securities Trading Policy does not apply in such a situation. Rather, the other organization is relied upon to provide adequate supervision with respect to conflicts of interest and compliance with securities laws.

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PROTECTING CONFIDENTIAL INFORMATION

                    As an employee you may receive information about Mellon, its customers and other parties that, for various reasons, should be treated as confidential. All employees are expected to strictly comply with measures necessary to preserve the confidentiality of information. Employees should refer to the Mellon Code of Conduct.

INSIDER             Federal securities laws generally prohibit the trading of
TRADING AND         securities while in possession of "material nonpublic"
TIPPING             information regarding the issuer of those securities
LEGAL               (insider trading). Any person who passes along material
PROHIBITIONS        nonpublic information upon which a trade is based (tipping)
                    may also be liable.

                    Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities. Obviously, information that would affect the market price of a security would be material. Examples of information that might be material include:

                    - a proposal or agreement for a merger, acquisition or divestiture, or for the sale or purchase of substantial assets;

                    - tender offers, which are often material for the party making the tender offer as well as for the issuer of the securities for which the tender offer is made;

                    -    dividend declarations or changes;

                    -    extraordinary borrowings or liquidity problems;

                    - defaults under agreements or actions by creditors, customers or suppliers relating to a company's credit standing;

                    - earnings and other financial information, such as large or unusual write-offs, write-downs, profits or losses;

                    - pending discoveries or developments, such as new products, sources of materials, patents, processes, inventions or discoveries of mineral deposits;

                    - a proposal or agreement concerning a financial restructuring;

                    - a proposal to issue or redeem securities, or a development with respect to a pending issuance or redemption of securities;

                    -    a significant expansion or contraction of operations;

                    - information about major contracts or increases or decreases in orders;

                    - the institution of, or a development in, litigation or a regulatory proceeding;

                    -    developments regarding a company's senior management;

                    - information about a company received from a director of that company; and

                    - information regarding a company's possible noncompliance with environmental protection laws.

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INSIDER             This list is not exhaustive. All relevant circumstances
TRADING AND         must be considered when determining whether an item of
TIPPING             information is material.
LEGAL
PROHIBITIONS        "Nonpublic" -- Information about a company is nonpublic
(CONT)              if it is not generally available to the investing public.
                    Information received under circumstances indicating that it is not yet in general circulation and which may be attributable, directly or indirectly, to the company or its insiders is likely to be deemed nonpublic information.

                    If you obtain material non-public information you may not trade related securities until you can refer to some public source to show that the information is generally available (that is, available from sources other than inside sources) and that enough time has passed to allow wide dissemination of the information. While information appearing in widely accessible sources--such as in newspapers or on the internet--becomes public very soon after publication, information appearing in less accessible sources--such as regulatory filings, may take up to several days to be deemed public. Similarly, highly complex information might take longer to become public than would information that is easily understood by the average investor.

MELLON'S            Employees who possess material nonpublic information
POLICY              about a company--whether that company is Mellon, another
                    Mellon entity, a Mellon customer or supplier, or other company--may not trade in that company's securities, either for their own accounts or for any account over which they exercise investment discretion. In addition, employees may not recommend trading in those securities and may not pass the information along to others, except to employees who need to know the information in order to perform their job responsibilities with Mellon. These prohibitions remain in effect until the information has become public.

                    Employees who have investment responsibilities should take appropriate steps to avoid receiving material nonpublic information. Receiving such information could create severe limitations on their ability to carry out their responsibilities to Mellon's fiduciary customers.

                    Employees managing the work of consultants and temporary employees who have access to the types of confidential information described in this Policy are responsible for ensuring that consultants and temporary employees are aware of Mellon's policy and the consequences of noncompliance.

                    Questions regarding Mellon's policy on material nonpublic information, or specific information that might be subject to it, should be referred to the General Counsel.

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RESTRICTIONS        As a diversified financial services organization, Mellon
ON THE FLOW OF      faces unique challenges in complying with the prohibitions
INFORMATION         on insider trading and tipping of material non-public
WITHIN MELLON       information, and misuse of confidential information. This
(THE "CHINESE       is because one Mellon unit might have material nonpublic
WALL")              information about a company while other Mellon units may
                    have a desire, or even a fiduciary duty, to buy or sell that company's securities or recommend such purchases or sales to customers. To engage in such broad-ranging financial services activities without violating laws or breaching
                    Mellon's fiduciary duties, Mellon has established a "Chinese Wall" policy applicable to all employees. The
                    "Chinese Wall" separates the Mellon units or individuals that are likely to receive material nonpublic information
                    (Potential Insider Functions) from the Mellon units or individuals that either trade in securities--for Mellon's account or for the accounts of others--or provide investment advice (Investment Functions). Employees should refer to CPP 903-2 -C- THE CHINESE WALL.

SPECIAL PROCEDURES FOR ACCESS DECISION MAKERS

                    Certain Portfolio Managers and Research Analysts in the fiduciary businesses have been designated as Access Decision Makers and are subject to additional procedures which are discussed in a separate edition of the Securities Trading Policy. If you have reason to believe that you may be an Access Decision Maker, contact your supervisor, designated Preclearance Compliance Officer or the Manager of Corporate Compliance.